UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 13, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2021, Lordstown Motors Corp. (the “Company”) announced that the Board of Directors of the Company appointed Adam Kroll as Executive Vice President and Chief Financial Officer (“CFO”) of the Company effective October 25, 2021 (the “Effective Date”). Upon the Effective Date, Mr. Kroll will serve as the Company’s principal financial officer and principal accounting officer, and Rebecca Roof, the Company’s Interim Chief Financial Officer, will cease serving in such roles, but will remain with the Company in a transition role until December 31, 2021.

Mr. Kroll, age 46, most recently served as the Chief Administrative Officer of Hyzon Motors Inc. from March through July of 2021. From October 2020 through January 2021, Mr. Kroll was the interim Chief Financial Officer of UPG Enterprises, a family office. Prior to his tenure at UPG, Mr. Kroll spent five years at PSAV Holdings, a global event technology services provider, where he served in roles of increasing responsibility, including Treasurer, Head of Corporate Development and Senior Vice President - Finance. Prior to his time at PSAV Holdings, Mr. Kroll served as an investment banker at JP Morgan and elsewhere focusing on the automotive industry where, during his tenure, he advised companies on capital markets, loan and M&A transactions. Mr. Kroll earned his MBA, with honors, from the University of Chicago Graduate School of Business, and his bachelor's degree in accounting from the University of Wisconsin.

On October 13, 2021, Mr. Kroll and the Company entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Kroll will receive an annual salary of $450,000 and an annual bonus with a target equal to 80% of his annual salary, based on Company and individual performance and subject to the discretion of the Board of Directors or an appropriate committee thereof. For the fiscal year ending December 31, 2021, Mr. Kroll will be entitled to receive an annual bonus that is equal to no less than Mr. Kroll’s annual target bonus, prorated based upon the number of days from October 25, 2021 through December 31, 2021, subject to his continued employment.

Under Mr. Kroll’s Employment Agreement, if his employment is terminated by the Company without “cause” or by Mr. Kroll’s resignation for “good reason,” Mr. Kroll is entitled to receive, subject to his execution and non-revocation of a general release and separation agreement, an amount equal to eight months of base salary plus $25,000, payable in installments over 12 months following such termination or resignation, as well as accelerated vesting of all outstanding and unvested equity awards. In addition, if Mr. Kroll’s employment is terminated for any reason other than by the Company with “cause” or Mr. Kroll’s resignation without “good reason,” Mr. Kroll is entitled to receive any actual bonus earned but unpaid as of the date of termination and a prorated target bonus for the year of termination. Pursuant to his employment agreement, Mr. Kroll is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non-competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.

On the date of the Employment Agreement, Mr. Kroll will receive an award of 200,000 stock options with an exercise price equal to the closing price on the business day immediately preceding the date of the Employment Agreement and 250,000 restricted stock units, in each case granted under the Company’s 2020 Equity Incentive Plan, which will vest over three years on each of the first, second and third anniversary of the grant date, subject to Mr. Kroll’s continued employment through each vesting date.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release the Company issued regarding the appointment of Mr. Kroll as Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employment Agreement, dated as of October 13, 2021, between Lordstown Motors Corp. and Adam Kroll
99.1	Press Release issued by Lordstown Motors Corp., dated October 13, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: October 13, 2021	By:	/s/ Thomas V. Canepa
Thomas V. Canepa
General Counsel and Corporate Secretary